Exhibit 2.1

Stock Purchase Agreement

This Stock Purchase Agreement (“Agreement”) is made and entered into effective as of December 8, 2011, by and among the persons set forth on Exhibit A (the "Purchasers"), the shareholders listed on Exhibit B hereto (the “Selling Shareholders”) who are the holders of a majority of the issued and outstanding shares of capital stock of Living 3D Holdings, Inc. (formerly AirWare International Corp and formerly Concrete Casting Incorporated), a Nevada corporation (the "Company") and Jeff W. Holmes, who is one of the Selling Shareholders and a principal shareholder of the Company (the "Principal Shareholder").

Whereas, the Purchasers desire to acquire from the Selling Shareholders an aggregate of 3,627,426 shares of the capital stock of the Company owned by the Selling Shareholders (the "Company Shares") on the terms and conditions set forth in this Agreement; and

Whereas, the Selling Shareholders deems it advisable and in their best interest to sell their Company Shares to the Purchasers under the terms of this Agreement.

In consideration of the mutual covenants contained in this Agreement, the Purchasers, the Company and the Selling Shareholders hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE

1.1 Purchase and Sale. Upon the terms and subject to the conditions contained in this Agreement, the Selling Shareholders agree to sell, assign and transfer their Company Shares to the Purchasers and Purchasers agree to purchase and pay for the Company Shares in accordance with Section 1.3, “Payment of the Purchase Price,” below.

1.2 Closing Date.  The date on which the closing (the “Closing”) occurs is referred to as the “Closing Date.”  The Closing Date shall be no later than December 15, 2011.  Any extension of the Closing Date may be made only with the written consent of the Purchasers and the Selling Shareholders.  The Closing shall occur as soon as practicable after:

1.2.1 Execution of this Agreement;

1.2.2 Delivery of the certificates representing the Company Shares to the Purchasers with attached stock powers duly executed by the Selling Shareholders in form acceptable to the Purchasers in accordance with Section 1.4, “Surrender and Exchange of Shares; Payment of Purchase Price”;

1.2.3 Satisfaction of all conditions to the Closing set forth in Article 5, “Conditions Precedent to Obligations of the Purchasers,” and Article 6, “Conditions Precedent to the Obligations of the Purchasers and the Selling Shareholders”;

1.2.4 Payment of the Purchase Price to the Selling Shareholders in accordance with Section 1.3, “Payment of Purchase Price”;

1.2.5 Delivery of the certificates regarding representations and warranties by the Purchasers and the Selling Shareholders to the other party; and

1.2.6 Receipt by the Purchasers of any required regulatory approvals.

1.3           Payment of Purchase Price.  The Purchasers shall pay to the Selling Shareholders the sum of Three Hundred Eight Five Thousand Dollars ($385,000.00) for the Company Shares (the “Purchase Price”).  The Purchasers shall pay the Purchase Price in cash on the Closing Date.

1.4           Surrender and Exchange of Shares; Payment of Purchase Price.  In connection with the Closing, the Selling Shareholders shall surrender and deliver the certificates respecting their Company Shares to the Purchasers duly endorsed in blank.  The Purchasers will be the owners of the Company Shares at and after the Closing Date for all purposes.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY,

THE SELLING SHAREHOLDERS AND THE PRINCIPAL SHAREHOLDER

Except as disclosed on the Schedules to be delivered by the Selling Shareholders and the Principal Shareholder to the Purchasers on the Closing Date, the Company and the Principal Shareholder represent and warrant to the Purchasers as follows to all Sections, except for Sections 2.1, "Validity of Agreement," 2.3, "Title," 2.4, "Exclusive Dealing," 2.16, "No Default," and 2.18, "Finders," which Sections are representations and warranties of the Selling Shareholders, the Principal Shareholders and/or the Company, as the case may be. The representations and warranties of the Selling Shareholders shall be made severally and not jointly. The Company is a shell corporation with no business operations.  The Company had operations from November 30, 2001 to December 31, 2007.  Accordingly, all references in this Article 2 to the business operations of these companies is a reference to the business of the Company when it had operations and thereafter to maintaining the Company as shell corporation and as a publicly reporting and trading shell corporation.

2.1 Validity of Agreement.  The execution, delivery and performance of this Agreement by the Company has been duly authorized by its Board of Directors and the Selling Shareholders.  This Agreement is valid and binding upon the Company and the Selling Shareholders and neither the execution nor delivery of this Agreement by such parties nor the performance by such parties of any of their covenants or obligations hereunder will constitute a material default under any contract, agreement or obligation to which the Company or any Selling Shareholder is a party or by which the Company or any Selling Shareholder or any of its or their properties is bound.  This Agreement is enforceable severally against the Company and each of the Selling Shareholders in accordance with its terms, subject to bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or other similar laws relating to or affecting creditors’ rights generally.

2.2 Organization and Good Standing.  The Company is a corporation duly organized and existing in good standing under the laws of the State of Nevada. The Company has full corporate power and authority to carry on its business as now conducted and to own or lease and operate the properties and assets now owned or leased and operated by it. The Company is duly qualified to transact business in the State of Nevada and in all states and jurisdictions in which the business or ownership of its property makes it necessary so to qualify, except for jurisdictions in which the nature of the property owned or business conducted, when considered in relation to the absence of serious penalties, renders qualification as a foreign corporation unnecessary as a practical matter.

2.3 Title.  The Selling Shareholders have full right and title to the Company Shares to be sold pursuant to this Agreement free and clear of all liens, encumbrances, restrictions and claims of every kind and such Company Shares constitute all of the Company Shares which the Selling Shareholders, directly or indirectly, own or have any right to acquire.  The Selling Shareholders have the legal right, power and authority to enter into this Agreement and will have the right to sell, assign, transfer and convey the Company Shares so owned by them pursuant to this Agreement and deliver to the Purchasers valid title to the Company Shares pursuant to the provisions of this Agreement, free and clear of all liens, encumbrances, restrictions and claims of every kind.  There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase or sale of any Company Shares owned by the Selling Shareholders.

2.4 Exclusive Dealing.  The Selling Shareholders are not engaged in any discussions or negotiations for the purchase or sale of the Company or any interest in the Company, except those discussions with that are embodied in this Agreement.

2.5 Capitalization.  The authorized capital stock of the Company consists of 100,000,000 shares consisting of 90,000,000 shares of Common Stock, par value $0.001 and 10,000,000 shares of Preferred Stock, par value $0.001.  The Company has 7,112,600 shares of Common Stock issued and outstanding and no Shares of Preferred Stock issued and outstanding. The Company Shares consist of the issued and outstanding shares of Common Stock owned by the Selling Shareholders.  The Company Shares are validly issued, fully paid and non-assessable and are subject to no restrictions on transfer, except those imposed by the applicable federal and state securities laws.  All Company Shares are certificated, and the Company has not executed and delivered certificates for Company Shares in excess of the number of Company Shares set forth in this Section 2.5.  Except as set forth in Section 2.5 of the Company Disclosure Schedule, there are no outstanding options, warrants, rights, calls, commitments, conversion rights, plans or other agreements of any character providing for the purchase, issuance or sale of, or any securities convertible into, capital stock of the Company, whether issued, unissued or held in its treasury.  There are no treasury shares.

2.6 No Subsidiaries.  The Company has no subsidiaries.  The Company does not own five percent (5%) or more of the securities having voting power of any corporation (or would own such securities in such amount upon the closing of any existing purchase obligations for securities).

2.7 Ownership and Authority.  The execution, delivery and performance of this Agreement by the Company has been duly authorized by its Board of Directors and all other required corporate approvals have been obtained.  This Agreement is valid and binding upon the Company, the Selling Shareholders and the Principal Shareholder and is enforceable against the Company, the Selling Shareholders and the Principal Shareholder in accordance with its terms, subject to bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or other similar laws relating to or affecting creditors’ rights generally.  The execution, delivery and performance of this Agreement by the Company, the Selling Shareholders and the Principal Shareholder will not result in the violation or breach of any term or provision of charter instruments applicable to the Company or constitute a material default under any indenture, mortgage, deed of trust or other contract or agreement to which the Company, the Selling Shareholders and the Principal Shareholder are a party or by which such parties or any of their properties is bound and will not cause the creation of a lien or encumbrance on any properties owned by or leased to such parties.

2.8 Liabilities and Obligations.  Except to the extent set forth in the Financial Statements (as defined in Section 2.9) and as set forth on Schedule 2.8 hereto, the Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) secured by a pledge or a lien on any of its assets.

2.9 Financial Statements.  The audited financial statements for the Company for the years ending December 31, 2009 and 2010 (the “Audited Financial Statements”) have been prepared from the books and records of the Company by its independent public accountants, HJ & Associates, LLC, Salt Lake City, UT.  The unaudited financial statements of the Company for the period from January 1, 2011 through September 30, 2011 (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”) have been prepared from the books and records of the Company by its management, but are in auditable condition.  The Financial Statements and the Reviewed Financial Statements (i) are true, complete, and correct, and fairly and accurately present the financial condition and assets and liabilities or the results of operations of each respective entities as of the dates thereof and for the periods indicated in conformity with generally accepted accounting principles consistently applied, and (ii) contain and reflect all necessary adjustments for fair and accurate presentation of the financial condition as of such dates.  There has not been any change between the date of the Financial Statements and the Reviewed Financial Statements and the date of this Agreement which has had an adverse effect on the financial position or results of operations of the Acquired Companies.  Except as and to the extent reflected or reserved against in such Financial Statements or Reviewed Financial Statements, as applicable, or otherwise expressly disclosed therein, each of the Acquired Companies has no liabilities or obligations, contingent or otherwise, of a nature required to be reflected in the Financial Statements or the Reviewed Financial Statements, as applicable, in accordance with generally accepted accounting principles consistently applied.

2.10 Absence of Certain Changes.  During the period from the date of this Agreement through and including the Closing Date, the Company has not:

2.10.1 Suffered any adverse change affecting its assets, liabilities, financial condition or business except in the ordinary course of business;

2.10.2 Made any change in the compensation payable or to become payable to any of its employees or agents, or made any bonus payments or compensation arrangements to or with any of its employees or agents, whether direct or indirect, except in the ordinary course of business consistent with past practices;

2.10.3 Paid or declared any dividends, distributions or other payments due or owing to any of its shareholders or redeemed or repurchased (or agreed to redeem or repurchase) any of its capital stock;

2.10.4 Issued any stock, or granted any stock options or warrants to purchase stock or issued any securities convertible into common stock of any of the Company;

2.10.5 Sold or transferred any of its assets or canceled any indebtedness or claims owing to it, except in the ordinary course of business and consistent with its past practices;

2.10.6 Sold, assigned or transferred any formulas, inventions, patents, patent applications, trademarks, trade names, copyrights, licenses, computer programs or software, know-how or other intangible assets;

2.10.7 Amended or terminated any contract, agreement or license to which it is a party otherwise than in the ordinary course of business or as may be necessary or appropriate for the consummation of the transactions described herein;

2.10.8 Borrowed any money or incurred, directly or indirectly (as a guarantor or otherwise), any indebtedness in excess of $5,000, except in the ordinary course of business and consistent with its past practices;

2.10.9 Discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities shown in the Financial Statements, the Reviewed Financial Statements or current liabilities incurred since such date in the ordinary course of business, consistent with its past practices;

2.10.10 Mortgaged, pledged or subjected to lien, charge or other encumbrance any of its assets, except in the ordinary course of business and consistent with its past practices; or

2.10.11 Entered into or committed to any other transaction other than in the ordinary course of business, consistent with past practices.

2.11 Taxes.  Except as set forth on Schedule 2.11, the Company has filed all federal, state, local or foreign tax returns, tax reports or forms required to be filed since its inception.  No taxes are due to any federal, state, local or foreign tax authority.  The Company is not obligated to make any payments, and is not a party to any agreement that under any circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code.  The Company has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.  The Company is not a party to any Tax allocation or sharing agreement.  The Company (i) has not been a member of an affiliated group filing a consolidated federal income tax return, (ii) is not and has not ever been a partner in a partnership or an owner of an interest in an entity treated as a partnership for federal income tax purposes, and (iii) has no liability for the Taxes of any person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

2.12 Title to Properties and Assets.  The Company presently does not own or lease any real property from which it conducts its business and owns or leases certain personal property.

2.13 Accounts Receivable/Payable.  Except as set forth on Schedule 2.13, the Company has no accounts receivable, unbilled invoices and other debts.  There have been no material adverse changes since September 30, 2011 in any accounts receivable or other debts due to the Company or the allowances with respect thereto or accounts payable of each of the Acquired Companies from that reflected in the Financial Statements or the Reviewed Financial Statements.

2.14 Material Documents. The Company is not party to any material agreements or documents.

2.15 Intellectual Properties.  The Company has no interest in and owns no domestic and foreign letters patent, patents, patent applications, patent licenses, software licenses and know-how licenses, trade names, trademarks, copyrights, unpatented inventions, service mark registrations and applications and copyright registrations and applications owned or used by the Company in the operation of its business (collectively, the “Intellectual Property”).  No Intellectual Property is required or used in the operation of the business of the Company.  There are no pending or threatened claims of infringement upon the rights to any intellectual property of others or any agreement undertakings with respect to any such rights.

2.16 No Default.  Neither the Company nor the Selling Shareholders are in default under any provision of any contract, commitment, or agreement respecting its assets to which any the Company or the Selling Shareholders is or are a party or by which they are bound.

2.17 Litigation.  There are no lawsuits, arbitration actions or other proceedings (equitable, legal, administrative or otherwise) pending or, threatened, and there are no investigations pending or threatened against the Company that relate to and could have a material adverse effect on the properties, business, assets or financial condition of the Company that could adversely affect the validity or enforceability of this Agreement or the obligation or ability of the Company to perform its obligations under this Agreement or to carry out the transactions contemplated by this Agreement or otherwise affecting the Company.

2.18 Finders.  Neither the Company nor the Selling Shareholders owe any fees or commissions, or other compensation or payments to any broker, finder, financial consultant, or similar person claiming to have been employed or retained by or on behalf of the Company or the Selling Shareholders in connection with this Agreement or the transactions contemplated hereby.

2.19 Employees.  The Company has no employees. The Company has no written employment agreements and the Company does not currently use the services of nor has it at any time engaged any independent contractor.

2.20 Absence of Pension Liability.  The Company has no liability of any nature to any person or entity for pension or retirement obligations, vested or unvested, to or for the benefit of any of its existing or former employees.  The consummation of the transactions contemplated by this Agreement will not entitle any employee of the Company to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, including the Exhibits, or accelerate the time of payment or increase the amount of compensation due to any such employee.  The Company does not presently have nor has it ever had any employee benefit plans and has no announced plan or legally binding commitment to create any employee benefit plans.

2.21 Compliance with Laws.  The Company has conducted and is continuing to conduct its business in compliance with, and is in compliance with, all applicable statutes, orders, rules and regulations promulgated by governmental authorities relating in any respect to its operations, conduct of business or use of properties, except where noncompliance with any such statutes, orders, rules or regulations would not have an adverse effect on the Company or its results of operations.  Such statutes, orders, rules or regulations include, but are not limited to, any applicable statute, order, rule or regulation relating to (i) wages, hours, hiring, nondiscrimination, retirement, benefits, pensions, working conditions, and worker safety and health; (ii) air, water, toxic substances, noise, or solid, gaseous or liquid waste generation, handling, storage, disposal or transportation; (iii) zoning and building codes; (iv) the production, storage, processing, advertising, sale, distribution, transportation, disposal, use and warranty of products; or (v) trade and antitrust regulations.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not, separately or jointly, violate, contravene or constitute a default under any applicable statutes, orders, rules and regulations promulgated by governmental authorities or cause a lien on any property used, owned or leased by the Company to be created thereunder.  There are no proposed changes in any applicable statutes, orders, rules and regulations promulgated by governmental authorities that would cause any representation or warranty contained in this Section 2.21 to be untrue or have an adverse effect on its operations, conduct of business or use of properties.

2.22 Filings.  The Company made all filings and reports required under all local, state and federal laws with respect to its business and of any predecessor entity or partnership, except filings and reports in those jurisdictions in which the nature of the property owned or business conducted, when considered in relation to the absence of serious penalties, renders the required filings or reports unnecessary as a practical matter.

2.23 Certain Activities.  The Company has not, directly or indirectly, engaged in or been a party to any of the following activities:

2.23.1 Bribes, kickbacks or gratuities to any person or entity, including domestic or foreign government officials or any other payments to any such persons or entity, whether legal or not legal, to obtain or retain business or to receive favorable treatment of any nature with regard to business (excluding commissions or gratuities paid or given in full compliance with applicable law and constituting ordinary and necessary expenses incurred in carrying on its business in the ordinary course);

2.23.2 Contributions (including gifts), whether legal or not legal, made to any domestic or foreign political party, political candidate or holder of political office;

2.23.3 Holding of or participation in bank accounts, funds or pools of funds created or maintained in the United States or any foreign country, without being reflected on the corporate books of account, or as to which receipts or disbursements therefrom have not been reflected on such books, the purpose of which is to obtain or retain business or to receive favorable treatment with regard to business;

2.23.4 Receiving or disbursing monies, the actual nature of which has been improperly disguised or intentionally misrecorded on or improperly omitted from the corporate books of account;

2.23.5 Paying fees to domestic or foreign consultants or commercial agents which exceed the reasonable value of the ordinary and customary consulting and agency services purported to have been rendered;

2.23.6 Paying or reimbursing (including gifts) personnel of the Company for the purpose of enabling them to expend time or to make contributions or payments of the kind or for the purposes referred to in Subsections 2.23.1 through 2.23.5 above;

2.23.7 Participating in any manner in any activity which is illegal under the international boycott provisions of the Export Administration Act, as amended, or the international boycott provisions of the Internal Revenue Code, or guidelines or regulations thereunder; and

2.23.8 Making or permitting unlawful charges, mischarges or defective or fraudulent pricing under any contract or subcontract under a contract with any department, agency or subdivision thereof, of the United States government, state or municipal government or foreign government.

2.24 Employment Relations.  The Company is in compliance with all Federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice; no unfair labor practice complaint against the Company is pending before the National Labor Relations Board; there is no labor strike, dispute, slow down or stoppage actually pending or threatened against or involving the Company; no labor representation question exists respecting the employees of the Company; no grievance which might have an adverse effect upon the Company or the conduct of its business exists; no arbitration proceeding arising out of or under any collective bargaining agreement is currently being negotiated by the Company; and the Company has not experienced any material labor difficulty during the last three (3) years.

2.25 Insurance Coverage.   The Company maintains no insurance policies.

2.26 Articles of Incorporation and Bylaws.  The Articles of Incorporation and By-Laws of the Company, together with all amendments to each of the same as of the date hereof, provided to the Purchasers at the Closing are true and correct and in full force and effect.

2.27 Corporate Minutes.  The minute books and records of the Company provided to the Purchasers at the Closing will be the correct and only such minute books and records and do and will contain, in all material respects, complete and accurate records of any and all proceedings and actions at all meetings, including written consents executed in lieu of meetings of shareholders, Board of Directors and committees thereof through the Closing Date.  The stock records of the Company delivered to the Company at the Closing are the correct and only such stock records and accurately reflects all issues and transfers of record of the capital stock of each the Company.  With the exception of monthly computer backup tapes held offsite in a safety deposit box, the Company does not have any of its records or information recorded, stored, maintained or held off its premises.

2.28 Default on Indebtedness.  The Company is not in default under any evidence of indebtedness for borrowed money.

2.29 Indebtedness.  Except as set forth on Schedule 2.29, the Company does not have any indebtedness or liability to any Shareholder or any corporation or entity with which the Company is affiliated.

2.30 Agreements, Judgment and Decrees Affecting the Company and the Selling Shareholders.  The Company, the Selling Shareholders and the Principal Shareholder jointly and severally represent and warrant that none is subject to any agreement, judgment or decree adversely affecting its or their ability to enter into this Agreement, to consummate the transactions contemplated herein.

2.31 Governmental Approvals.  No consent, approval or authorization of, or notification to or registration with, any governmental authority, either federal, state or local, is required in connection with the execution, delivery and performance of this Agreement by the Company.

2.32 Securities Filings; Financial Statements.  The Company has made available to the Purchasers a Disclosure Schedule and true and complete copies of all reports, statements and registration statements and amendments thereto filed by the Company with the Securities and Exchange Commission through December 8, 2011 (the "SEC Reports").  As of their respective dates, or as of the date of the last amendment thereof, if amended after filing, none of the SEC Reports (including all schedules thereto and disclosure documents incorporated by reference therein), contains any untrue statement of a material fact or omitted a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each of the SEC Reports as of the time of filing or as of the date of the last amendment thereof, if amended after filing, complied in all material respects with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the Securities Act of 1933, as amended (the "Securities Act"), as applicable.  The consolidated financial statements of the Company included in the SEC Reports fairly present in conformity in all material respects with GAAP applied on a consistent basis the consolidated financial position of the Company as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended.

2.33 Licenses, Permits and Required Consents.  The Company has all required franchises, tariffs, licenses, ordinances, certifications, approvals, authorizations and permits (“Authorizations”) necessary to the conduct of its business as currently conducted or proposed to be conducted.  All Authorizations relating to the business of each of the Acquired Companies are in full force and effect, no violations have been made in respect thereof, and no proceeding is pending or threatened which could have the effect of revoking or limiting any such Authorizations and the same will not cease to remain in full force and effect by reason of the transactions contemplated by this Agreement.

2.34 Transferability of Company Shares.  The Company Shares are qualified for trading on the OTC Bulletin Board under the symbol CCSG.OB.  There are at least two market makers for the Company Shares and will be at least two market makers after the transaction contemplated by this Agreement.  The Company Shares owned by certain non-Affiliates were registered with the SEC under an SB-2 Registration Statement No. 102684 and are freely tradable on the OTC Bulletin Board and transferable without further action by the Company.  The Company Shares owned by those non-Affiliates will continue to be tradable on the OTC Bulletin Board and transferable by non-Affiliates after the transaction contemplated by this Agreement, provided that the Company timely files a report on Form 8-K containing information about the transaction contemplated by this Agreement and the Company as required by applicable SEC regulations.  The term "Affiliate" in this Agreement shall have the meaning as defined in Rule 415 under the Securities Act of 1933, as amended.  The foregoing representations and warranties do not apply if those non-Affiliates who hold Company Shares have pledged, hypothecated or otherwise restricted the transferability of their Company Shares.

2.35 Inventory.  The Company has no inventory.

2.36 Vendors and Customers.  The Company has no vendors or customers.

2.37 Completeness of Representations and Schedules.  The Disclosure Schedule to this Agreement, where applicable to the Company, completely and correctly presents in all material respects the information required by this Agreement.  This Agreement, the Disclosure Schedule and the representations and warranties contained in this Section 2.37, and the documents and written information pertaining the Company furnished to the Purchasers or their agents by or on behalf of the Company, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make this Agreement, the Disclosure Schedule, documents or written information not misleading.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF
THE PURCHASERS

The Purchasers represent and warrant to the Company and the Selling Shareholders as follows:

3.1 Organization and Good Standing. The Purchasers are citizens and residents of the countries set forth in Exhibit A.  Each has the authority and legal capacity to enter into this Agreement and purchase the Company Shares.  Each of the Purchasers may legally own the Company Shares he is purchasing under this Agreement.

3.2 Capacity.  Each of the Purchasers has read and understands this Agreement, has consulted legal and accounting representatives to the extent deemed necessary and has the capacity to enter into this Agreement and to carry out the transactions contemplated hereby without the consent of any third party.

3.3 Finders.  No agent, broker, person or firm acting on behalf of the Purchasers is, or will be, entitled to any commission or broker’s or finder’s fees from any of the parties to this Agreement, or from any person controlling, controlled by or under common control with any of the parties to this Agreement, in connection with any of the transactions contemplated in this Agreement.

3.4 Authority. This Agreement is valid and binding upon the Purchasers and is enforceable against the Purchasers in accordance with its terms, subject to bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or other similar laws relating to or affecting creditors’ rights generally.

3.5 Validity of Agreement.  Neither the execution nor the delivery of this Agreement by the Purchasers, nor the performance by the Purchasers of any of the covenants or obligations to be performed by the Purchasers hereunder, will result in any violation of any order, decree or judgment of any court or other governmental body, or statute or law applicable to the Purchasers, or constitute a default under any indenture, mortgage, deed of trust or other contract to which the Purchasers are parties or by which the Purchasers are bound.

ARTICLE 4
CONDITIONS PRECEDENT TO THE OBLIGATIONS
OF THE PURCHASERS

The obligations of the Purchasers pursuant to this Agreement are, at the option of the Purchasers, subject to the fulfillment to their satisfaction on or before the Closing Date of each of the following conditions:

4.1 Execution of this Agreement.  The Company, the Selling Shareholders and the Principal Shareholder shall have duly executed and delivered this Agreement, and all corporate action required to consummate the transactions contemplated hereby shall have been duly and validly taken.

4.2 Representations and Warranties Accurate.  All representations and warranties of the Company, the Selling Shareholders and the Principal Shareholder contained in this Agreement or in any document, statement, list or certificate furnished pursuant to this Agreement shall be true and correct in all respects as of the Closing Date. The tender of the Company Shares by the Selling Shareholders and the Principal Shareholder shall constitute an affirmation by the Selling Shareholders and the Principal Shareholder of the truth, as of the Closing Date, of the representations and warranties made by the Selling Shareholders and the Principal Shareholder in this Agreement.

4.3 Performance of the Company and the Selling Shareholders.  The Company, the Selling Shareholders and the Principal Shareholder shall have performed and complied with all agreements, terms and conditions required by this Agreement to be performed or complied with by them.

4.4 Tender of the Company Shares and Resignation.  The Selling Shareholders and the Principal Shareholder shall deliver to the Purchasers the Company Shares and all options, warrants or other rights to acquire Company Shares owned by the Selling Shareholders and the Principal Shareholder free and clear of any liens, encumbrances and other obligations.  At the Closing, the Selling Shareholders and the Principal Shareholder shall resign any and all offices that the Selling Shareholders and the Principal Shareholder holds with the Company.  All directors and officers of the Company shall resign their offices at the Closing.

4.5 Title.  On or prior to the Closing Date, the Company shall deliver evidence that no liens have been recorded against any of its properties or assets.

4.6 Consent of Material Customers.  Prior to Closing, the Company shall have obtained all approvals in connection with the transfer of the Company Shares by the Selling Shareholders to Company as may be required by any material contracts between any of its principal customers, and such approvals shall have been issued in written form and substance satisfactory to the Purchasers and their counsel or the Purchasers shall have waived such requirements.

4.7 Obligations to Third Parties.  There shall be no loans or obligations outstanding from the Company to any third party, except those incurred in the ordinary course of business.

4.8 Outstanding Obligations to Employees.  There shall be no outstanding claims, loans or obligations of the Company owed to any of its employees or officers, provided, that the Purchasers shall give notice to the Company of their approval or withholding of approval of any claims, loans or obligations then known to the Purchasers or before the Closing Date.

4.9 Employment Agreements.  As of the Closing Date, there shall be no employment or consulting agreements between the Company and any employee or third party.  There shall be no employees of the Company as of the Closing Date.

4.10 Approval of Agreement.  This Agreement shall have been duly approved by the Selling Shareholders, the Principal Shareholder and the Company pursuant to applicable law.

4.11 Financial and Other Conditions.  The Company shall have no contingent or other liabilities connected with its business, except as disclosed in the Financial Statements or the Reviewed Financial Statements.  The review of the business, premises and operations of the Company, the Financial Statements and the Reviewed Financial Statements by the Purchasers at their expense shall not have revealed any matter which, in the sole judgment of the Purchasers, makes the acquisition on the terms herein set forth inadvisable for the Purchasers.

4.12 Legal Prohibition; Regulatory Consents.  On the Closing Date, there shall exist no injunction or final judgment, law or regulation prohibiting the consummation of the transactions contemplated by this Agreement.  Any required governmental or regulatory consents shall have been obtained.

4.13 No Outstanding Contracts.  The Company shall not be subject to any lines of credit, debts, financing arrangements, leases and other contracts as of the Closing Date and all approvals relating to the sale of the Company Shares by the Selling Shareholders and the Principal Shareholder, and to effect the transactions contemplated hereby, required by the foregoing instruments and arrangements shall have been obtained by the Closing Date.

4.14 Preferred Stock or Convertible Securities.  The Company shall have no shares of Preferred Stock outstanding or any shares of its capital stock subject to issuance under any option, warrant, note or other securities convertible into capital stock.

4.15 No Personal Liability.  The Company shall have removed the Selling Shareholders and the Principal Shareholder from any personal liability, guarantee or obligation the Selling Shareholders and the Principal Shareholder have incurred in connection with the business of the Company.

4.16 No Adverse Change.  There shall not have occurred any material adverse change in the assets, business, condition or prospects of the Company.

4.17 Securities Filings.  The Company shall have filed all required periodic reports under the Securities Exchange Act of 1934 (the "Exchange Act") and shall have made all other such filings with the Securities and Exchange Commission and state securities regulators as may be required by applicable state and federal law.

4.18 Share Acquisition and Exchange Agreement.  The parties to the Share Acquisition and Exchange Agreement between the Company and certain other parties attached as Exhibit C (the "Exchange Agreement") hereto shall have closed the transaction contemplated by the Exchange Agreement.

ARTICLE 5
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY, THE SELLING SHAREHOLDERS AND THE PRINCIPAL SHAREHOLDER

The obligations of the Company, the Selling Shareholders and the Principal Shareholder are, at the option of the Company, the Selling Shareholders and the Principal Shareholder, subject to the fulfillment to the satisfaction of the Company, the Selling Shareholders and the Principal Shareholder on or before the Closing Date of each of the following conditions:

5.1 Execution and Approval of Agreement.  The Purchasers shall have duly executed and delivered this Agreement to the Company, the Selling Shareholders and the Principal Shareholder.

5.2 Payment.  Subject to the terms and conditions hereof, the Purchasers shall have tendered payment of the Purchase Price for the Company Shares and the Principal Shareholder Loan in accordance with the terms of this Agreement. The payment of the Purchase Price by the Purchasers shall constitute an affirmation by the Purchasers of the truth, as of the Closing Date, of the representations and warranties made by the Purchasers in this Agreement

5.3 Representations and Warranties.  The representations and warranties made to the Company, the Selling Shareholders and the Principal Shareholder by the Purchasers in this Agreement or contained in any document, statement, list or certificate furnished pursuant hereto shall be true and correct as of the Closing Date.

5.4 Approval of Agreement.  This Agreement shall have been duly approved by the Purchasers, its Board of Directors and shareholders on its own behalf under to the applicable law.

ARTICLE 6
INDEMNIFICATION

6.1 Survival of Representations, Warranties and Certain Covenants.  The representations and warranties made by the parties in this Agreement and all of the covenants of the parties in this Agreement shall survive the execution and delivery of this Agreement and the Closing Date and shall expire on the second anniversary of the Closing Date.  Any claim for indemnification shall be effective only if notice of such claim is given by the party claiming indemnification or other relief on or before the second anniversary of the Closing Date.

6.2 Indemnification by the Purchasers.  The Purchasers agree to indemnify and hold the Company, the Selling Shareholders and the Principal Shareholder harmless, from and after the Closing Date, against and in respect of all matters in connection with any losses, liabilities, costs or damages (including reasonable attorneys’ fees) incurred by the Company, the Selling Shareholders and the Principal Shareholder that result from any misrepresentation or breach of the warranties by the Purchasers in Article 3, “Representations and Warranties of the Purchasers,” or any breach or nonfulfillment of any agreement or covenant on the part of the Purchasers contained in this Agreement, and all suits, actions, proceedings, demands, judgments, costs and expenses incident to the foregoing matters, including reasonable attorneys’ fees.

6.3 Indemnification by the Principal Shareholder.  The Principal Shareholder agrees to indemnify and hold the Purchasers harmless, from and after the Closing Date, against and in respect of all matters in connection with any losses, liabilities or damages (including reasonable attorneys’ fees) incurred by the Purchasers resulting from any misrepresentation or breach of the warranties made by the Company, the Selling Shareholders or Principal Shareholder in Article 2, "Representations and Warranties of the Company, the Selling Shareholders and Principal Shareholder" or any breach or nonfulfillment of any agreement or covenant on the part of the Company, the Selling Shareholders or Principal Shareholder contained in this Agreement or any liabilities, obligations and commitments of, or claims against the Purchasers arising out of the operation of the business prior to the Closing and not disclosed in or reflected in this Agreement, the Financial Statements or the Reviewed Financial Statements, and all suits, actions, proceedings, demands, judgments, costs and expenses incident to the foregoing matters, including reasonable attorneys’ fees.

6.4 Arbitration.  If the Purchasers believes that a matter has occurred that entitles them to indemnification under Section 6.3, “Indemnification by the Company, the Selling Shareholders and Principal Shareholder,” or the Company, the Principal Shareholder and/or the Selling Shareholders believe that a matter has occurred that entitles them to indemnification under Section 6.2, “Indemnification by the Purchasers,” the Purchasers, the Company, or the Selling Shareholders, as the case may be (the “Indemnified Party”), shall give written notice to the party or parties against whom indemnification is sought (each of whom is referred to herein as an “Indemnifying Party”) describing such matter in reasonable detail.  The Indemnified Party shall be entitled to give such notice prior to the establishment of the amount of its losses, liabilities, costs or damages, and to supplement its claim from time to time thereafter by further notices as they are established.  Each Indemnifying Party shall send a written response to such claim for indemnification within thirty (30) days after receipt of the claim stating its acceptance or objection to the indemnification claim, and explaining its position in respect thereto in reasonable detail.  If such Indemnifying Party does not timely so respond, it will be deemed to have accepted the Indemnified Party’s indemnification claim as specified in the notice given by the Indemnified Party.  If the Indemnifying Party gives a timely objection notice, then the parties will negotiate in good faith to attempt to resolve the dispute, and upon the expiration of an additional thirty (30) day period from the date of the objection notice or such longer period as to which the Indemnified and Indemnifying Parties may agree, any such dispute shall be submitted to arbitration in Phoenix, Arizona, to a member of the American Arbitration Association mutually appointed by the Indemnified Party and Indemnifying Party (or, in the event the Indemnified Party and Indemnifying Party cannot agree on a single such member, to a panel of three members of such Association selected in accordance with the rules of such Association), who shall promptly arbitrate such dispute in accordance with the rules of such Association and report to the parties upon such disputed items, and such report shall be final, binding and conclusive on the parties.  Judgment upon the award by the arbitrator(s) may be entered in any court having jurisdiction.  The prevailing party in any such arbitration shall be entitled to recover from, and have paid by, the other party hereto all fees and disbursements of such arbitrator or arbitrators.  For this purpose, a party shall be deemed to be the prevailing party only if such party would be deemed to be a prevailing party under Section 6.8.

6.5 No Finders.  The Company, the Principal Shareholder and each of the Selling Shareholders represents and warrants to the Purchasers and the Purchasers represents and warrants to the Company, the Principal Shareholder and each of the Selling Shareholders that there are no obligations to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.  The Company, the Principal Shareholder and each of the Selling Shareholders agrees to indemnify and hold the Purchasers harmless from any breach of the representation by the Company, the Principal Shareholder and the Selling Shareholders in the previous sentence or from their failure to pay such fees, and the Purchasers agree to indemnify and hold the Company, the Principal Shareholder and Selling Shareholders harmless from any breach of its representation in the previous sentence or from its failure to pay such fees.

6.6 Third Person Claim Procedures.  If any third person asserts a claim against an Indemnified Party in connection with the matter involved in such claim, the Indemnified Party shall promptly (but in no event later than ten (10) days prior to the time at which an answer or other responsive pleading or notice with respect to the claim is required) notify the Indemnifying Party of such claim.  The Indemnifying Party shall have the right, at its election, to take over the defense or settlement of such claim by giving prompt notice to the Indemnified Party that it will do so, such election to be made and notice given in any event at least five (5) days prior to the time at which an answer or other responsive pleading or notice with respect thereto is required.  If the Indemnifying Party makes such election, the Indemnifying Party may conduct the defense of such claim through counsel of its choosing (subject to the Indemnified Party’s approval, not to be unreasonably withheld), will be responsible for the expenses of such defense, and shall be bound by the results of its defense or settlement of the claim to the extent it produces damage or loss to the Indemnified Party.  The Indemnifying Party shall not settle such claims without prior notice to and consultation with the Indemnified Party, and no such settlement involving any injunction or material and adverse effect on the Indemnified Party may be agreed to without its consent.  As long as the Indemnifying Party is diligently contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim.  If the Indemnifying Party does not make such election, or having made such election does not proceed diligently to defend such claim prior to the time at which an answer or other responsive pleading or notice with respect thereto is required, or does not continue diligently to contest such claim, then the Indemnified Party may take over defense and proceed to handle such claim in its exclusive discretion, and the Indemnifying Party shall be bound by any defense or settlement that the Indemnified Party may make in good faith with respect to such claim.  The parties agree to cooperate in defending such third party claims, and the defending party shall have access to records, information and personnel in control of the other part which are pertinent to the defense thereof.

6.7 Limitation of Remedies.  No party to this Agreement shall be liable to any other party or parties or have any remedies against any other party or parties under this Agreement other than as provided in this Article 6.  The parties understand that this Agreement requires that all disputed claims shall be submitted to arbitration in accordance with Section 6.4, “Arbitration.”

6.8 Definition of “Prevailing.”  Notwithstanding any of the other provisions hereof, in the event of arbitration and/or litigation with respect to the interpretation or enforcement of this Agreement or any provisions hereof, the prevailing party in any such matter shall be entitled to recover from the other party their or its reasonable costs and expense, including reasonable attorneys’ fees, incurred in such arbitration and/or litigation.  For purposes of this Agreement, a party shall be deemed to be the prevailing party only if such party (A)(i) receives an award or judgment in such arbitration and/or litigation for more than fifty percent (50%) of the disputed amount involved in such matter, or (ii) is ordered to pay the other party less than fifty percent (50%) of the disputed amount involved in such matter or (B)(i) succeeds in having imposed a material equitable remedy on the other party (such as an injunction or order compelling specific performance), or (ii) succeeds in defeating the other party’s request for such an equitable remedy.

ARTICLE 7
CERTAIN COVENANTS, EXPENSES AND TRANSFER TAXES

7.1 Public Announcements.  The parties agree that no public release, announcement or any other disclosure concerning any of the transactions contemplated hereby shall be made or issued by any party without the prior written consent of the Purchasers and the Company (which consent shall not be unreasonably withheld or delayed), except to the extent such release, announcement or disclosure may be required by applicable laws, in which case the person required to make the release, announcement or disclosure shall allow the Purchasers or the Company, as applicable, reasonable time to comment on such release, announcement or disclosure in advance of such issuance or disclosure; provided, however, that no notice is required if the disclosure is determined by the Company's legal counsel to be required under federal or state securities laws or exchange regulation applicable to the Company.

7.2 Costs of the Selling Shareholders.  The Selling Shareholders and the Principal Shareholder shall be solely responsible for paying their own expenses and costs incident to the preparation of this Agreement and to the consummation of the transactions contemplated by this Agreement, and shall have no obligation for paying such expenses or costs of the other parties.

7.3 Costs of the Company, Selling Shareholders and Principal Shareholder.  The Selling Shareholders and the Principal Shareholder shall be solely responsible for paying the  expenses and costs of the Company, Selling Shareholders and Principal Shareholder incident to the preparation of this Agreement and to the consummation of the transactions contemplated by this Agreement, and shall have no obligation to reimburse the expenses or costs of the other parties.

7.4 Costs of the Purchasers.  The Purchasers shall be solely responsible for paying its own expenses and costs incident to the preparation of this Agreement and to the consummation of the transactions contemplated by this Agreement, and shall have no obligation for paying such expenses or costs of the other parties.

ARTICLE 8
NOTIFICATION OF CLAIMS

Each party will promptly notify the other of any third party claims against any party relating to the sale and purchase of the Company Shares of which it receives knowledge or notice so as to permit such party an opportunity to prepare a timely defense to such claim or to attempt settlement.

ARTICLE 9
MISCELLANEOUS

9.1 Binding Agreement.  The parties covenant and agree that this Agreement, when executed and delivered by the parties, will constitute a legal, valid and binding agreement between the parties and will be enforceable in accordance with its terms.

9.2 Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto, their legal representatives, successors.  This Agreement cannot be assigned without the consent of the Company and the Selling Shareholders.

9.3 Entire Agreement.  This Agreement and its exhibits and schedules constitute the entire contract among the parties hereto with respect to the subject matter thereof, superseding all prior communications and discussions and no party hereto shall be bound by any communication on the subject matter hereof unless such is in writing signed by any necessary party thereto and bears a date subsequent to the date hereof.  The exhibits and schedules shall be construed with and deemed as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.  Information set forth in any exhibit, schedule or provision of this Agreement shall be deemed to be set forth in every other exhibit, schedule or provision of this Agreement and therefore shall be deemed to be disclosed for all purposes of this Agreement.

9.4 Modification.  This Agreement may be waived, changed, amended, discharged or terminated only by an agreement in writing signed by the party against whom enforcement of any waiver, change, amendment, discharge or termination is sought.

9.5 Notices.  All notices provided for herein shall be validly given if in writing and delivered personally, sent by express delivery service, such as Federal Express or United Parcel Service, or sent by certified mail, postage prepaid, to the addresses set forth below or such other address as the party in question may from time to time designate in writing by giving notice in one of the foregoing forms.

If to the Company:

Living 3D Holdings, Inc.
1225 W. Washington Street, Suite 213
Tempe, AZ  85281
Attn. President

If to the Selling Shareholders:

c/o Jeff W. Holmes
1225 W. Washington Street
Suite 213
Tempe, AZ  85281

If to the Purchasers:

Alex Liang
2030 Ridgeview Avenue
Los Angeles, CA  90041

With copy to:

Christian J. Hoffmann, III, Esq.
Quarles & Brady, LLP
One Renaissance Square
Two North Central Avenue
Phoenix, AZ  85004-2391

or to such other address as any party shall designate to the other in writing.  The parties shall promptly advise each other of changes in addresses for such notices.

9.6 Choice of Law and Jurisdiction.  This Agreement shall be governed by, construed, interpreted and enforced according to the laws of the State of Arizona.  Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby may be brought in the courts of the State of Arizona or of the United States of America for the District of Arizona and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum.  Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth in Section 9.5, “Notices,” such service to become effective ten (10) days after such mailing.

9.7 Severability.  If any portion of this Agreement shall be finally determined by any court or governmental agency of competent jurisdiction to violate applicable law or otherwise not to conform to requirements of law and, therefore, to be invalid, the parties will cooperate to remedy or avoid the invalidity, but, in any event, will not upset the general balance of relationships created or intended to be created between them as manifested by this Agreement and the instruments referred to herein.  Except insofar as it would be an abuse of the foregoing principle, the remaining provisions hereof shall remain in full force and effect.

9.8 Other Documents.  The parties shall upon reasonable request of the other, execute such documents as may be necessary or appropriate to carry out the intent of this Agreement.

9.9 Headings and the Use of Pronouns.  The section headings hereof are intended solely for convenience of reference and shall not be construed to explain any of the provisions of this Agreement.  All pronouns and any variations thereof and other words, as applicable, shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or matter may require.

9.10 Time is of the Essence.  Time is of the essence of this Agreement.

9.11 No Waiver and Remedies.  No failure or delay on a party’s part to exercise any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by a party of a right or remedy hereunder preclude any other or further exercise.  No remedy or election hereunder shall be deemed exclusive but it shall, where ever possible, be cumulative with all other remedies in law or equity.

9.12 Counterparts.  This Agreement may be executed in two or more counterparts, and by the different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.13 Further Assurances.  Each of the parties hereto shall use commercially practicable efforts to fulfill all of the conditions set forth in this Agreement over which it has control or influence (including obtaining any consents necessary for the performance of such party’s obligations hereunder) and to consummate the transactions contemplated hereby, and shall execute and deliver such further instruments and provide such documents as are necessary to effect this Agreement.

9.14 Rules of Construction.  The normal rules of construction which require the terms of an agreement to be construed most strictly against the drafter of such agreement are hereby waived since each party have been represented by counsel in the drafting and negotiation of this Agreement.

9.15 Third Party Beneficiaries.  Each party hereto intends this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

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QB\144058.00002\12873342.6

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Company: Living 3D Holdings, Inc. (formerly AirWare International Corp. and formerly Concrete Casting Incorporated), a Nevada corporation By /s/ Kevin Asher Name: Kevin Asher Title: President	Purchasers: /s/ Wong Jimmy Kent-Lam Wong Jimmy Kent-Lam /s/ Jung Yon Mon Jung Yon Mon /s/ Li Chang Li Chang /s/ Ngai Kin Wah Ngai Kin Wah /s/ Su Lin Su Lin
Selling Shareholders:
/s/ Shirl Ann Klein
Shirl Ann Klein
/s/ Carol Holmes
Carol Holmes
/s/ Bob Deller
Bob Deller
/s/ Chris Holmes
Chris Holmes
/s/ Kevin Asher
Kevin Asher
/s/ Gary R. Henrie
Gary R. Henrie
/s/ Dallin A. Henrie
Dallin A. Henrie
Principal Shareholder: /s/ Jeff W. Holmes Jeff W. Holmes

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QB\144058.00002\12873342.6

Exhibits

Exhibit A                                List of Purchasers

Exhibit B                                List of Selling Shareholders

Exhibit C                                Share Acquisition and Exchange Agreement

QB\144058.00002\12873342.6

Disclosure Schedule

Schedule 2.8                                Liabilities and Obligations

Schedule 2.11                                Tax Returns

Schedule 2.13	Accounts Receivable/Payable

Schedule 2.23                                Certain Activities

Schedule 2.29                                Indebtedness

QB\144058.00002\12873342.6

Exhibit A

List of Purchasers

Name of Purchaser	Number of Shares Purchased	Citizenship	Country of Residence
Wong Jimmy Kent-Lam	2,539,198
Jung Yon Mon	399,017
Li Chang	362,743
Ngai Kin Wah	181,371
Su Lin	145,097
	3,627,426

QB\14257952.4

Exhibit B

List of Selling Shareholders

Name of Selling Shareholder	Number of Shares	Allocation of Purchase Price
Jeff W. Holmes	2,800,000	$300,830.07
Shir Ann Klein	300,000	$30,517.51
Carol Holmes	178,426	$18,150.39
Bob Deller	100,000	$10,172.50
Chris Holmes	24,000	$2,441.40
Kevin J. Asher	75,000	$7,629.38
Gary R. Henrie	130,000	$13,224.25
Dallin A. Henrie	20,000	$2,034.50
	3,627,426	$385,000.00

QB\14257952.4